                                  EXHIBIT 5.1

                     OPINION OF CAMHY KARLINSKY & STEIN LLP

                                                                   June 30, 2000

Board of Directors
Fetchomatic Global Internet Inc.
444 Victoria Street, Suite 370
Prince George, British Columbia
Canada V2L2J7

   Re:  Fetchomatic Global Internet Inc.--Registration Statement on Form SB-2

Gentlemen:

     You have requested our opinion in connection with the above-captioned Registration Statement on Form SB-2 (the "Registration Statement") to be filed by Fetchomatic Global Internet Inc., a Nevada corporation ("the Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulatons promulgated thereunder (the "Rules"). The Registration Statement relates to the issuance by the Company of up to 14,738,744 shares of common stock including: (i) 6,708,875 shares of common stock issuable upon the conversion of the Company's 7% convertible debenture; (ii) up to 521,765 shares of common stock issuable upon exercise of a warrant; (iii) 175,000 shares of common stock issuable as a finders fee in connection with the May 2000 private placement; and (iv) up to 7,333,104 shares of common stock issuable in connection with an advertising and media services agreement.

     In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Registrant.

     Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and when the Common Stock and Warrants have been issued and paid for in accordance with the Registration Statement, the Common Stock and Warrants will be validly issued, fully paid and non-assessable.

     We are members of the bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the State of New York, Delaware General Corporate Law and the federal laws of the United States.

     We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder, or that we are "experts" within the meaning of the Securities Act or such rules and regulations.

                                          Very truly yours,

                                          CAMHY KARLINSKY & STEIN LLP